Exhibit 10.18
WAIVER AND SETTLEMENT AGREEMENT

THIS WAIVER AND SETTLEMENT AGREEMENT (the “Agreement”) is entered into as of May 13, 2012, by and between Park Sterling Corporation, a North Carolina corporation (“Park Sterling”), Citizens South Banking Corporation (“Citizens South”), a Delaware corporation, Citizens South Bank, (the “Bank”), a wholly-owned subsidiary of Citizens South, and Kim S. Price (the “Executive”).

WHEREAS, the Executive is a party to a Salary Continuation Agreement with the Bank dated as of January 1, 2004, and as subsequently amended (the “Salary Continuation Agreement”); and

WHEREAS, Park Sterling and Citizens South have entered into an Agreement and Plan of Merger dated as of May 13, 2012 (the “Merger Agreement”), pursuant to which Citizens South will be merged into Park Sterling (the “Merger”); and

WHEREAS, the parties wish to enter to an agreement relating to Executive’s waiver of rights under and termination of the Salary Continuation Agreement as of the closing date of the Merger (the “Closing Date”), and to provide that, in lieu of any payment or benefits due under the Salary Continuation Agreement in connection with the Executive’s termination of employment, the Executive shall be entitled to the payment set forth in this Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, Park Sterling, Citizens South, the Bank and the Executive hereby agree as follows:

Section 1.            Waiver of Rights Under and Termination of the Salary Continuation Agreement.

The Executive, Park Sterling, Citizens South, and the Bank hereby agree that the Salary Continuation Agreement shall be terminated without any further action of any parties hereto, and that the Executive hereby irrevocably waives all rights to any payments or benefits under the Salary Continuation Agreement, effective as of the Closing Date.  The Executive shall, in lieu of any payment or benefits under the Salary Continuation Agreement, be entitled to the payment set forth in Section 2 of this Agreement.

Section 2.            Waiver and Settlement Payment.

(a)            Cash Payment.  Park Sterling, or if directed by Park Sterling, Citizens South, hereby agrees (unless prohibited from doing so by applicable regulatory authority) to pay Executive a single lump sum cash payment equal to the benefit that would be payable to the Executive under the Salary Continuation Agreement assuming that he terminated employment on the Closing Date, without regard to any benefit enhancement relating to a Change in Control (as that term is defined in the Salary Continuation Agreement) and using the same assumptions for calculating present value as specified in the Salary Continuation Agreement (the “Cash Payment”); and the parties agree that the amount of the Cash Payment is $624,081 if the Closing Date occurs in December 2012.  The Cash Payment shall be paid in exchange for the Executive’s waiver of all rights to any payments or benefits under the Salary Continuation Agreement.  The Cash Payment shall be payable to the Executive on the Closing Date, subject to applicable withholding taxes.  In addition, the Executive agrees that the cash severance payable to the Executive on the Closing Date pursuant to Section 7.1(a) of the Amended and Restated Employment Agreement entered into by and among Citizens South, the Bank and the Executive, dated as of November 17, 2008, and as subsequently amended, (the “Employment Agreement”) shall be reduced by $50,000.

(b)            Payment Exempt from Section 409A.  The Cash Payment is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as a “short-term deferral” within the meaning of Treasury Regulation Section 1.409A-1(b)(4), and shall be interpreted in accordance with that intent.

Section 3.            Acknowledgement.

The Executive hereby acknowledges and agrees that the Cash Payment, when paid on the Closing Date, is in full satisfaction of any and all obligations of Park Sterling, Citizens South, and the Bank to the Executive under the Salary Continuation Agreement and this Agreement.

Section 4.            Miscellaneous.

(a)               Successors.  The terms of this Agreement shall be binding upon all parties hereto and their respective heirs, successors, and assigns.

(b)            Final Agreement.  This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral.  The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.  The Executive acknowledges that the Executive has carefully read the foregoing, has had sufficient opportunity to review the Agreement with legal counsel of the Executive’s own choosing, knows and understands this Agreement contents, and freely and independently signs this Agreement.  No inducements, representations, or agreements have been made or relied upon to make this Agreement except as stated in this Agreement.

(c)            Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of North Carolina without regard to principles of conflicts of laws thereof.

(d)           Statutory Changes.  All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections.

(e)            Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(f)             No Assignment of Benefits.  Except as otherwise provided herein or by law, no right or interest of the Executive under the Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise.

(g)            Counterparts. This Agreement may be signed in counterparts, and all of the counterpart copies shall be treated as a single agreement.

(h)            Tax Withholding and Tax Matters.  Park Sterling or Citizens South, as applicable, shall withhold from the Cash Payment such amounts as they determine are required to be withheld under applicable federal, state and local tax laws.  Executive acknowledges and agrees that Executive is not entitled to indemnification for or “gross-up” of any tax liability of any kind from Park Sterling, Citizens South, the Bank or any of their subsidiaries or affiliates, either under this Agreement or under any other agreement with Park Sterling, Citizens South, the Bank or any of their subsidiaries or affiliates to which Executive is now a party.

Section 5.            Effectiveness.

This Agreement shall be effective as of the date first written above.  In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

PARK STERLING CORPORATION

/s/ JAMES C. CHERRY
James C. Cherry,
Chief Executive Officer

CITIZENS SOUTH BAKING CORPORATION

By: /s/ Paul L. Teem, Jr.

Name: Paul L. Teem, Jr.

Title: Executive Vice President and Secretary

CITIZENS SOUTH BANK

By: /s/ Paul L. Teem, Jr.

Name: Paul L. Teem, Jr.

Title: Executive Vice President and Secretary

/s/ Kim S. Price
Kim S. Price